UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INTERMIX MEDIA, INC.

(Name of Registrant as Specified in its Charter)

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THE FOLLOWING DISCLOSURE WAS INCLUDED IN ITEM 8.01 OF THE CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY INTERMIX MEDIA, INC. ON SEPTEMBER 21, 2005:

As previously announced in our Current Report on Form 8-K filed September 1, 2005, two putative class action law suits captioned Ron Sheppard v. Richard Rosenblatt et. al., Case No. BC338945 and John Friedmann v. Intermix Media, Inc. et. al., Case No. BC339083, were filed in the California Superior Court, County of Los Angeles on August 26, 2005 and August 31, 2005, respectively.

These lawsuits named as defendants the company, our Chief Executive Officer, Richard M. Rosenblatt, and the remaining members of our board of directors and venture funds, collectively beneficially owning approximately 21.5% of our outstanding voting power, affiliated with VantagePoint Venture Partners. The lawsuits allege that the defendants breached their fiduciary duties to our public stockholders and/or aided and abetted breaches of fiduciary duties in pursuing an acquisition of us by News Corporation and approving the associated merger agreement. The complaints also seek an injunction preventing the completion of the merger, an order directing our directors to exercise their fiduciary duties to obtain a transaction in the best interests of our stockholders, rescission of the proposed merger to the extent already implemented and reasonable costs and attorneys’ fees. Each of the defendants believes that the class action lawsuits are without merit.

Following limited expedited discovery, the plaintiffs and the named defendants entered into discussions with respect to a potential settlement. Although a settlement has not yet been reached, based on our settlement discussions we are providing the following information in this Current Report:

Additional Information Regarding Unsolicited Acquisition Proposals and Discussions with Company D

As is disclosed in our definitive proxy statement on Schedule 14A that we filed with the Securities and Exchange Commission on August 25, 2005 and mailed to our stockholders (which we refer to as our “proxy statement”), we are permitted, under certain circumstances, to furnish information to and participate in discussions and negotiations with a person making an unsolicited acquisition proposal to us. Our board of directors may, prior to the adoption of the merger agreement by our stockholders, withdraw or modify in a manner adverse to Fox Interactive Media its recommendation to vote in favor of the adoption of the merger agreement (including as a result of receipt of an acquisition proposal from a third party) if:

•	our board has determined in good faith that taking such action is necessary for the members of the board to comply with their fiduciary duties under applicable law,

•	we have given Fox Interactive Media three (3) business days prior written notice of our intention to take such action, and

•	following our receipt of an acquisition proposal from a third party, our board has considered in good faith any proposed changes to the merger agreement proposed in writing by Fox Interactive Media and has determined that the third party acquisition proposal constitutes a superior proposal to the merger after giving effect to the changes proposed by Fox Interactive Media.

Prior to our execution of the merger agreement, we engaged in discussions with, and provided significant due diligence information to, Company D. However, at no time did Company D make a proposal or offer with respect to an acquisition of our company. We believe, based on the extent of the information that we provided to representatives of Company D prior to the execution of the merger agreement, that Company D had sufficient information regarding our company from which it could have made (and could still make) an acquisition proposal to us. Since our announcement of the execution of the merger agreement, we have not received further requests for information from representatives of Company D (or from any other party) with respect to a potential acquisition transaction, nor have we received an acquisition proposal from Company D (or from any other party).

Information Relating to Vesting of Stock Options of Directors

As is disclosed in our proxy statement, our board of directors approved the acceleration of the vesting of all stock options held by Mr. Rosenblatt if the merger is consummated, which acceleration will occur immediately prior to the effective time of the merger. Our board of directors considered a number of factors in determining to approve the acceleration of Mr. Rosenblatt’s options, including his contributions to the company and to the building of stockholder value both historically and in connection with the merger. In addition, the terms of the stock options that we previously issued to our non-employee directors in accordance with our director compensation program at the time of grant provide that the unvested portion of all such stock options will vest in full upon a change of control of Intermix that results in replacement or removal of the applicable director. Each of our directors will be replaced as a director in connection with the merger and, accordingly (and as is disclosed in our proxy statement), the vesting of all stock options held by non-employee members of our Board of Directors will accelerate as a result of the merger. The table below provides the following details regarding the aggregate cash consideration that our directors will receive for the options and shares owned by them in connection with the merger:

•	the amount of cash consideration to be received with respect to shares currently owned by directors,

•	the amount of cash consideration to be received with respect to stock options held by directors that will vest prior to September 30, 2005 (without regard to any provision in the merger agreement),

•	the amount of cash consideration to be received with respect to stock options held by directors that would not otherwise vest prior to September 30, 2005 but that will be accelerated immediately prior to the effective time of the merger,

•	the amount of cash consideration to be received with respect to stock options held by an employee director that will not vest prior to September 30, 2005 and that will not be accelerated in connection with the merger, and

•	the total aggregate amount of cash consideration to be received with respect to all shares and stock options held by directors.

	Cash to be Received in Connection with the Merger in Exchange for:
Name of Executive Officer or Director	Shares Currently Owned		Options that will vest prior to September 30, 2005	Options that will vest as a result of Merger	Unvested Options(1)	Total
Richard Rosenblatt	$2,706,000	(2)	$10,932,750	$9,407,250	—	$23,046,000
Brett Brewer	—		$10,425,000	—	$646,250	$11,071,250
David Carlick	$240,000		$568,133	$291,667	—	$1,099,800
Daniel Mosher	$90,000		$1,254,133	$291,667	—	$1,635,800
Lawrence Moreau	—		—	—	—	—
James Quandt	—		$377,550	$335,000	—	$712,550
Andrew Sheehan	—		$568,133	$291,667	—	$859,800
William Woodward	$60,000	(3)	$108,492	$230,833	—	$399,325

(1)	Pursuant to the merger agreement, cash relating to unvested options is payable in installments made when and if such unvested options would have vested.

(2)	Includes 180,000 shares issued to Highview Ventures, LLC in connection with the company’s acquisition of assets of Supernation, LLC.

Mr. Rosenblatt is the sole Managing Member of Highview and exercises shared voting and investment power over the shares held by Highview.

(3)	Includes 5,000 shares held by WRW Investments, L.P., a limited partnership in which Mr. Woodward holds shared voting and investment power.

Additional Information Regarding Merger Consideration with respect to Certain Series of Preferred Stock

Venture funds affiliated with VantagePoint Venture Partners are the sole holders of our Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock. Two of our directors, Andrew Sheehan and David Carlick, are Managing Directors of VantagePoint Venture Partners. As is disclosed in our proxy statement, holders of our Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock (other than holders who properly exercise appraisal rights under Delaware law) will be entitled to receive merger consideration per share of preferred stock in an amount equal to $14.60, $13.50 and $14.00, respectively. Such amounts differ from the merger consideration of $12.00 per share that holders of our common stock are entitled to receive in the merger because under the terms of the certificates of designation governing our preferred stock, holders of our Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock are entitled to receive a liquidation preference per share of preferred stock before any payments are made to our common stockholders in connection with liquidation of our company. This liquidation preference equals $2.60, $1.50 and $2.00 for each share of our Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock, respectively. The certificates of designation governing those series of preferred stock permit a majority of the holders of a series of preferred stock to elect that a sale of our company, such as the merger, be treated as a liquidation. Once such liquidation preference has been paid, such holders of preferred stock are entitled to share in the remaining proceeds from a liquidation, including a sale of our company, on a pro rata basis with holders of our common stock (as if such holders of preferred stock had converted their shares of preferred stock into common stock).

Accordingly, the holders of shares of these series of preferred stock will receive in the merger on a per share basis their liquidation preference payable in the merger plus the same $12.00 amount payable to the holders of our common stock on a per share basis. The aggregate amount of liquidation preferences payable in the merger for these series of preferred stock is approximately $12.9 million.

Additional Information Regarding Indemnification Provisions in the Merger Agreement

Under the terms of our existing organizational documents, our officers and directors are entitled to indemnification for acts or omissions to the fullest extent allowed under Delaware law. As is disclosed in our proxy statement, the merger agreement provides that after the effective time of the merger, our officers and directors will continue to be entitled to indemnification from the surviving corporation with respect to acts or omissions occurring at or prior to the effective time to the fullest extent allowed under Delaware law. Fox Interactive Media is required to maintain the indemnification provisions that are contained in our current organizational documents in the organizational documents of the surviving corporation for a period of six years following the effective time of the merger. In addition, Fox Interactive Media is required to maintain in effect directors’ and officers’ liability insurance for a period of six years from the effective time of the merger and to continue in full force and effect after the merger the indemnification provisions contained in specified agreements in accordance with their terms.

In addition to the foregoing indemnification obligations, as is disclosed in the proxy statement, News Corporation has agreed to indemnify our current officers and directors with respect to claims related to the merger agreement and the merger to the fullest extent allowed by Delaware law. The principle impact of the agreement by News Corporation is that, in addition to the rights of our officers and directors to seek indemnification from the surviving corporation or under any applicable insurance policies, our officers and directors may also seek indemnification from News Corporation with respect to such matters. News Corporation’s financial resources are likely to be greater than those of the surviving corporation. However, the indemnification obligations of News Corporation under the merger agreement do not expand the scope of matters with respect to which our officers and directors may seek indemnification.